EXHIBIT 10.8

AMENDMENT TO

401(k) PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley 401(k) Plan (the “401(k) Plan”), effective as of the dates set forth herein, as follows:

1. Effective May 23, 2005, Section 2 of the 401(k) Plan, “Full-time Employee,” shall be amended by deleting the phrase “flex full-time” where it appears therein and replacing it with the phrase “flex part-time” therein.

2. Effective January 1, 2005, the last sentence of Section 8(b) shall be clarified by adding the following to the end thereof:

, direct the vote of securities constituting an Investment Fund (subject to Section 8(e)) or take such other action with respect to such Investment Fund as the Investment Committee determines to be appropriate.

* * * * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of this 30th day of November, 2005.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY